Exhibit 99.2

Compuware Corp.	CPWR	Q4 2010 Earnings Call	May 20, 2010
Company▲	Ticker▲	Event Type▲	Date▲

MANAGEMENT DISCUSSION SECTION

Operator:  Hello and welcome to Compuware Corporation’s Fourth Quarter Results Teleconference. At the request of Compuware this conference is being recorded for instant replay purposes.

At this time, I’d like to turn the conference over to Ms. Lisa Elkin, Vice President of Communications and Investor Relations for Compuware Corporation. Ms. Elkin, you may begin.

Lisa Elkin, Vice President, Investor Relations and Communications

Thank you very much Doug, and good afternoon, ladies and gentlemen. With me this afternoon are Peter Karmanos, Jr., Chairman and Chief Executive Officer; Bob Paul, President and Chief Operating Officer; and Laura Fournier, Executive Vice President and Chief Financial Officer.

Certain statements made during this conference call that are not historical facts including those regarding the company’s future plans, objectives and expected performance are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements represent our outlook only as of the date of this conference call. While we believe any forward-looking statements we have made are reasonable, actual results could differ materially since the statements are based on our current expectations and are subject to risks and uncertainties.

These risks and uncertainties are discussed in the company’s reports filed with the Securities and Exchange Commission. You should refer to and consider these factors when relying on such forward-looking information. The company does not undertake and expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. For those of you who do not have a copy, I will begin by summarizing the press release. Bob and Laura will then provide details about the quarter and fiscal and other Compuware business. We will then open the call to your questions.

Compuware growth drivers gained velocity as company delivered solid Q4. FY ‘10 earnings per share reached $0.60 GAAP. Q4 earnings per share are $0.16 GAAP. Compared to Q4 last year Vantage license fees up 22%, Covisint revenues grew 15%, Changepoint license fees rise 7%. Gomez web performance division delivered strong commitments of $20.9 million in Q4. Total products revenue excluding divested products increases 10% compared to Q4 last year, increases 2% including divested products.

Professional services margins services margins reached 14.7%. Excluding Covisint, services revenues increased sequentially.

Current FY ‘11 guidance assumes revenue growth, strong EPS and cash flow. Compuware Corporation today announced financial results for fourth quarter and fiscal year ended March 31, 2010. During the fiscal year revenues were $892.2 million compared to $1.09 billion in the previous fiscal year. Net income was $140.8 million compared to $139.6 million in fiscal 2009. Earnings per share were $0.60, an increase of 9% from $0.55 in fiscal 2009 based upon 234.6 million and 252.4 million shares outstanding respectively.

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Compuware Corp.	CPWR	Q4 2010 Earnings Call	May 20, 2010
Company▲	Ticker▲	Event Type▲	Date▲

During fiscal 2010, software license fees were $194.5 million and maintenance and subscription fees were $456.4 million. Professional services fees for fiscal 2010 were $241.3 million.

During the fourth quarter, revenues were $230 million, compared to $253.4 million in the fourth quarter last year. Net income was $37.4 million, compared to $48.4 million in Q4 last year. Earnings per share were $0.16 compared to $0.20 last year, based upon 228.7 million and 246 million shares outstanding, respectively.

During the company’s fourth quarter, software license fees were $51.8 million compared to $50.3 million excluding divested products and $55.5 million as reported in the fourth quarter last year. Maintenance and subscription fees were $117.9 million in the fourth quarter compared to $104 million excluding divested products and $111.6 million as reported in the fourth quarter last year. Revenue from professional services in the fourth quarter was $60.3 million, compared to $86.3 million in the same quarter last year.

I would now like to turn the call over to Bob. Bob?

Bob Paul, President and Chief Operating Officer

Thanks, Lisa. During the year’s significant transition Compuware produced strong financial results. We increased revenue in our key growth drivers and generated more than $200 million in cash flow from operations. At the same time we sharpened the fundamental structure of the company, we’ve divested solutions where we were not best-in-class and invested in our growth businesses. We’ve also increased our competitive advantage and profitability in our mature lines of business. Bottom line, Compuware is positioned for success and to deliver consistent long-term earnings and revenue growth.

Among our growth drivers, Gomez and Vantage performed well in the fiscal year 2010 and also show major promise in the year ahead. Everyday applications on the web and the complex applications delivery chain behind them become more critical to our customers’ brand awareness, revenue growth and overall market share. The market for solutions to ensure the optimal performance of these applications is large and it’s growing rapidly. Compuware has an unmatched solution for optimizing the performance of these applications across the enterprise, the Internet and the cloud. We know and the industry analysts agree that none of our competitors can match these capabilities.

This quarter alone we closed 15 agreements with enterprise to Internet customers, some in the seven figure range. Given that we just recently acquired Gomez, we are just scratching the potential of this joint offering driven by the increasingly complex and multi-source nature of delivering mission critical applications.

Cloud computing in particular remains one of the top issues for CIOs today. The two greatest concerns surrounding cloud adoption are security and performance. Compuware as you see from our recent launch of cloudsleuth.net has the best cloud performance management story in the industry. Cloudsleuth.net dynamically displays the performance of all major public clouds across the globe while providing a complete ecosystem for thought leadership. This platform was built on Covisint driven by Gomez analytics and allows companies to put in their own URL to measure the performance of their cloud applications.

To maximize the revenue and market penetration opportunity for both solutions, we will largely continue to operate the Vantage and Gomez sales teams independently. However, both teams have financial incentives to cross and co-sell, eliminating the possibility of channel conflict. We will establish targeted and integrated teams around specific verticals and value propositions to quickly take advantage of opportunities where a combined sales effort makes the most sense.

We saw the benefits of this operating model already in Q4. Vantage increased license fees more than 22% compared to the same quarter last year. The Compuware Gomez team also continues to post outstanding results, with 139 new products orders, and for the first time ever, multiple seven-figure deals with Fortune 1000 companies. Gomez delivered nearly $21 million in commitments in the quarter and launched a major platform-wide upgrade featuring a number of industry firsts, including multi-browser performance testing as well as unified web and mobile load testing.

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Compuware Corp.	CPWR	Q4 2010 Earnings Call	May 20, 2010
Company▲	Ticker▲	Event Type▲	Date▲

In the year ahead, we will accelerate our investment in both solutions to maximize their growth potential.

For Vantage, our focus remains on ease of us, simplified pricing and rapid return on investment. For Gomez, we’re expanding the geographic reach of the sales team as well as delivering continued product innovation. Propelled by the increasing number and business importance of web applications, for fiscal year ‘11 we expect a greater than 20% increase in Vantage license fees and Gomez subscription revenue of 65 to $75 million.

Another of Compuware’s key growth drivers, Covisint, had a great quarter with a 15% year-over-year increase in revenue of $10.4 million. More importantly, Q4 billings grew 39.5% year-over-year to $16.9 million. Backlog, the signed agreements that are being delivered over the next five years grew 13% sequentially to $85.2 million. These billings and backlog numbers will drive incremental revenue in the quarters ahead, as large implementations roll out.

For the coming year, we expect 30 to 35% increase in total Covisint revenue as we continue to establish ourselves as a category leader in secure healthcare collaboration. Healthcare is the fastest expanding part of the Covisint business at 42% year-over-year growth. We expect this growth trend will continue driven by the federal stimulus program for healthcare IT as large health information exchange purchasing decisions are made over the next 12 months. We are well positioned to win a number of these keys, health information exchanges and continue to focus on many statewide initiatives along with key partners such as AT&T and the American Medical Association.

This quarter Covisint surpassed 50,000 healthcare professionals using IDs to collaborate on this platform. In June we will boost this number when we launch to an additional 15,000 AMA users in the State of Michigan. Covisint is also growing in the manufacturing sector and we see opportunity to extend our solutions into new verticals. With growth like this we will continue to evaluate the right timing for a carve-out IPO of Covisint.

Our partners organization continues to increase momentum also and deliver meaningful revenue gains to the company. This year we successfully launched three Cisco enabled service offerings. Additionally Compuware technology is embedded in a Cisco network analysis module, an initiative that has sparked great customer interest and notable revenue. Our partnership also with Accenture is increasing in velocity. Working with the performance engineering practice we continue to generate customer wins and the pipeline is building. We’ve initiated relationships with Accenture’s staff and performance engineering business units that will pay additional dividends in the year ahead. We also plan for the launch of specific offerings around our mainframe solutions with Accenture this year.

Changepoint’s more focused market strategy of health and technology companies drive improved revenues for their services offerings is bearing fruit. Changepoint is capitalizing on the growth opportunity by leveraging its capabilities for product planning, product development and services delivery that ensure reliable release delivery and successful services engagements. With these compelling capabilities Changepoint produced almost 7% growth in license fees compared to the same quarter last year. For the year ahead we expect Changepoint to produce a greater than 30% increase in license revenues.

Compuware’s mainframe business continues to deliver strong profits and cash flow. In a very competitive market we will maintain our market leadership and deliver roughly flat total mainframe revenues in fiscal 2011. We will continue to provide our customers with unique capabilities for our industry leading solutions and focus on the specific compelling value propositions. We have not factored in any pent-up demand due to new mainframe cycles coming later this year. IT organizations today face ever increasing pressure to reduce costs and do more with existing resources. Our mainframe campaigns around operational cost savings and mixed management are achieving excellent results because they solve exactly these problems. Additionally our test data privacy offering is showing great traction in the marketplace, particularly in the financial services area, as tighter regulations cause more and more customers to address this risk.

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Compuware Corp.	CPWR	Q4 2010 Earnings Call	May 20, 2010
Company▲	Ticker▲	Event Type▲	Date▲

The Compuware professional services business has an excellent quarter also with margins at 14.7%, the focus on repeatable methodologies and profitability is paying dividends. Our discipline around selling the value of the solution delivery group has also increased dramatically. For fiscal year 2011 the overall services business will continue to expand upon this profitability.

Compuware is structured for financial success. We have the solutions, the people and the strategy to dominate in our categories. Now it’s simply a matter of executing effectively. In fiscal year ‘10 Compuware’s total revenue excluded divested products was $877.6 million. In fiscal year 2011 I expect that we will deliver revenues between 950 and $1 billion which is an increase in revenue excluding divested products between 8 and 14%. On this revenue figure I expect we will earn between 48 and $0.56 per share. In Q1 we expect to earn 5 to $0.07 per share as our business experiences normal seasonality. The third and fourth quarters will produce the lion’s share of our EPS for the fiscal year as our growth drivers gain momentum and market penetration.

Fiscal year ‘10 was a unique year for Compuware with the culmination of the IBM settlement and the QA divestiture in particular. As Laura will detail more fully, removing the effects like the settlement of IBM and the QA sale from fiscal year ‘10 results, Compuware’s pro forma EPS this year was $0.38. Building on this foundation, we expect to grow EPS at least 25% in the year ahead. Removing the onetime items from fiscal 2010, you can see that Compuware is growing business with differentiated offerings in hot markets. We’re increasing revenues and our margins are up.

This company is experiencing a remarkable reinvigoration. We recently completed our Second Annual Worldwide Sales Kickoff. The optimism and competitive determination that I saw at this event tells me that our operational teams are energized, armed and prepared to execute in our fiscal year 2011 and long-term goals. I look forward to reporting to you on these results in the coming year. Laura?

Laura Fournier, Executive Vice President, Chief Financial Officer and Treasurer

Thanks Bob. Overall fiscal 2010 was a transitional year for the company as we materially redefined our market strategy and corporate focus. As Bob pointed out, this shift has already had numerous positive effects on our top and bottom line and we are positioned for growth in the quarters to come. In fact, with the QA divestiture behind us now and the Gomez integration fundamentally complete, we are convinced that we have the focus and the differentiated best-in-class solutions necessary to win big in the marketplace in fiscal 2011 and beyond.

To reach our potential we will continue to invest in our key growth drivers while working diligently to hold the line on our overall expense structure. The approximate 4.2% sequential increase in operating expenses during the fourth quarter is reflective of this philosophy. This increase basically reflects a full quarter of the direct operating expenses of Gomez, definitely one of our key growth drivers.

For the year total operating expenses, net of Gomez and the gain associated with the divestiture, our expenses were down over 18%. As we move forward in fiscal 2011, we do not anticipate any material changes in our quarterly operating expenses from the fourth quarter of fiscal 2010. We expect quarterly expenses will be approximately 195 to 200 million in the first and second quarters and closer to 210 million for the third and fourth quarters. The old maxim is true, you can’t cut your way to growth and we are absolutely committed to growth. Therefore, we will continue to invest wisely in those areas of our business that provide the greatest upside while thoughtfully rightsizing investment in other areas without compromising the value we deliver to our customers.

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Compuware Corp.	CPWR	Q4 2010 Earnings Call	May 20, 2010
Company▲	Ticker▲	Event Type▲	Date▲

And this commitment to customer success is directly reflected in our continued solid maintenance results, particularly Vantage, one of our strongest performers in Q4 with a 12% increase in maintenance revenue. This metric remains a primary indictor of the quantifiable value our customers receive from our preeminent application performance solution.

In fiscal year ‘11 we expect to see additional growth in our distributed maintenance while mainframe maintenance will be flat or experienced a modest decline. Currency can have a significant influence on our international results and if the U.S. dollar continues to strengthen we could see a decline in our maintenance revenue. But at this time we believe total maintenance revenue for fiscal 2011 will be between 425 and $430 million.

As I mentioned last quarter, the subscription component of the maintenance line is Gomez revenue. We have included this subscription revenue with maintenance because the Gomez SaaS model is more closely aligned with maintenance attributes, ratable, repeatable and renewable. For the quarter Gomez revenue came in at $11.1 million which reflects a deferred revenue write-down of $2.8 million.

If you recall last quarter I explained that GAAP requires we take a write-down of any deferred revenue acquired as part of an acquisition. Without this write-down Gomez revenues for the quarter would have come in at 13.9 million. This write-down effect will continue to slightly impact Gomez revenues for the next several quarters on a continually declining basis. For fiscal 2011, we expect Gomez subscription revenue to be approximately 65 to $75 million for the year.

As for professional services, we continue to be very encouraged by the performance of this business unit. We had nearly a 15% services margin excluding Covisint for the quarter. I did want to point out that this quarter’s margin was positively impacted by certain onetime items. Excluding these adjustments the services margin for the quarter would have been approximately 11%. But regardless of the onetime items, this quarter’s professional services margin shows that our strategy is working and that our goal of attaining and annual 15% services margin is more than achievable. As we look at the first two quarters of fiscal 2011 we expect the services margin to be between 11 and 13%, ramping up to 15% by the fourth quarter as we continue to gain greater efficiencies in this business.

In terms of cash, operating cash flow for the quarter came in at a very strong $122.9 million and we finished the year with 226.3 million. For fiscal ‘11 we expect operating cash flow to be approximately the same as fiscal 2010, around $225 million.

With regard to the stock buyback, in Q4 we repurchased approximately 2.9 million shares for about $21.8 million and that brings our total repurchases for fiscal year ‘10 to approximately 18 million shares for nearly $133 million. As is our often stated policy, we will continue to evaluate business and economic conditions and buy back stock when it is fiscally prudent to do so. But I’m sure we’ll in the market on Monday.

Lastly, our effective tax rate for fiscal year ‘10 was approximately 33% while the effective tax rate for Q4 was approximately 25%. This artificially low rate in Q4 was primarily the result of certain adjustments associated with the Michigan business tax. For the coming year we expect the effective tax rate to normalize at approximately 36%.

So, we have given you a considerable amount of detail related to our expectations for next year, all of which culminate in our current guidance of revenue in an expected range of 950 million to $1 billion and an expected EPS range of 48 to $0.56.

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Compuware Corp.	CPWR	Q4 2010 Earnings Call	May 20, 2010
Company▲	Ticker▲	Event Type▲	Date▲

Given the many changes over the past year, I would like to take a minute to remind you of the items that impacted fiscal year 2010 EPS and how to think about them in fiscal year 2011. First, the Gomez acquisition impacted operating results for the last five months of fiscal ‘10. For this time period, Gomez results were basically breakeven as their profitability was impacted by acquisition costs, deferred revenue write-downs and amortization of intangibles acquired. As we move forward in fiscal year ‘11, Gomez operations will continue at a breakeven to slightly profitable contribution margin as we continue to invest in this business for growth.

Secondly, we sold our QA operations in the first quarter of fiscal 2010. QA had a significant impact on the first quarter operating results as the $52 million gain on the sale was included in operating income.

And third, the fourth quarter results for the past five fiscal years have been positively impacted by the settlement with IBM in March of 2005. As reflected in other income on the income statement, the 2010 settlement amount was $20.7 million. The terms of the agreement are complete and there will be no settlement income in 2011.

These are the major issues when comparing fiscal 2010 to the EPS projection for fiscal 2011. And if we subtract the effects of QA and IBM from the fiscal 2010 results – remember Gomez was breakeven – the fiscal 2010 EPS on this pro forma basis is $0.38. The low end of the fiscal 2011 guidance compared to 2010 on this basis reflects a 25% increase year-over-year. Clearly you can see we are expecting growth.

Fiscal ‘10 was a successful year of change for Compuware. We are emboldened by our ability to implement these foundational changes and withstand the global recession. This bodes well for our future as we capitalize on the changes we’ve made and on the investments we are making. Lisa?

Lisa Elkin, Vice President, Investor Relations and Communications

Thank you very much, Laura. Ladies and gentlemen, we will now be happy to take your questions.

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Compuware Corp.	CPWR	Q4 2010 Earnings Call	May 20, 2010
Company▲	Ticker▲	Event Type▲	Date▲

QUESTION AND ANSWER SECTION

Operator:  [Operator Instructions] Our first question then comes from the line of Kirk Materne, Rafferty Capital Markets. Please go ahead.

<Q – Kirk Materne>: Thanks very much and congrats on a good end to a solid year. I guess, Bob, maybe on Gomez, can you just talk just a little bit because we don’t have an idea of sort of what they were running at before you all bought them. Can you just talk a little bit about sort of the growth rates in terms of what that bookings number looked like and sort of what your implied guidance would be on sort of an apples-to-apples growth rate basis, if we’re talking about 65 to 75 next year?

<A – Bob Paul>: Yes. Several years ago, before the economic downturn, they had gotten upwards of 30, 35% growth. In the downturn they went – I am doing from memory now, went down to in the high teens from their fiscal year, which was calendar based. So, now they are on a run rate of greater than 25% growth and their bookings would be slightly higher than that. So, as what we’re seeing in the marketplace, Kirk, is most new IT spend, discretionary and other are going towards the development of web-based apps and how that impacts market share, increased revenue, brand awareness, things like that. And we also know that the complexity in that web environment in the entire applications delivery chain beyond the firewall and then back through the data center is becoming much more complex. You add the cloud complexity on top of that and companies are, absolutely have know where – how their applications are performing at the end user level and what’s causing performance issues if there are any. So, that driving a great increase in market share. We actually expect that to even improve upon those numbers as we invest in expanding their reach globally and as we also start to get the synergies from the Vantage Compuware sales folks with the Gomez folks. So, it’s all good.

<Q – Kirk Materne>: Good. And I guess along those lines with Vantage obviously the growth rate in licenses has picked up, how much of that is the Vantage business unit just doing a better job from an execution standpoint and how much of it is really the addition of having the Gomez products as part of a broader portfolio? I’m sure it’s maybe a little of each, but I don’t know, is one greater than the other?

<A – Bob Paul>: Yes, I think operationally the Vantage folks have improved, just improved their game, the value proposition, how they are selling, who they are selling to. We’ve just sharpened the edge of their capabilities through a full year of solutions selling, valuable proposition and competitive analysis. I will say, however, that just the market notoriety of having Gomez in the portfolio drives more companies to include the Vantage solution on their need to talk to list. So, we’re getting up to bat much more. We’re winning a higher percentage of these deals and with the things – now with a joint solution which is really where very, very strong differentiation is coming in and some very exciting things that we will be announcing here in the next quarter, we think will fundamentally change the APM game as it’s traditionally been seen and bought in the market to this day. So, I think it’s a combination of things and to be honest with you Kirk, I can’t – I don’t know percentages on each one, as you suggest it’s a little bit of both.

<Q – Kirk Materne>: Okay. Lastly and last question from me and I’ll turn it over to others. Just in the full year guidance, what are you expecting? Professional service margins jumped up nicely at the end of the year. Just sort of what’s your expectation for that business in terms of revenue? I know you’re growing it more, or you are running it more for margin at this point, but is that sort of flat, down a little, up a little? I’m just trying to get a sense on how that melds in with your broader guidance.

<A – Bob Paul>: Yes, I think our expectation has changed a little bit after this quarter for a couple of reasons in the marketplace and the fact of the competency – the competency programs that the groups developed seem to be gaining traction. So, we actually are seeing or expecting a slight increase, so a few percentage points increase in overall revenue in the PS business, but the margin as you said is going be the key driver there.

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Compuware Corp.	CPWR	Q4 2010 Earnings Call	May 20, 2010
Company▲	Ticker▲	Event Type▲	Date▲

<Q – Kirk Materne>: Okay. Great, thanks very much.

<A – Bob Paul>: Sure.

Operator:  Thank you. Our next question is from Gary Spivak with Noble Financial. Please go ahead.

<Q – Gary Spivak>: Thank you for taking my call. First I want to ask the obligatory question about the tone in Europe, what you saw in March. How did that do as the part of the international revenues and then what are your expectations built into your 2011 guidance for that geography?

<A – Bob Paul>: Yes, actually Europe continues to operate as they have been in the past for us. So, we’ve seen little if no impact so far. We have seen a little bit of an impact towards the end on the mainframe business in Europe just because of the tightening of the belt on operating costs. But very, very minor changes in the overall European operations and certainly in the European forecast and the pipeline doesn’t look like there are any market changes really from the past. And we have been watching it closely for the obvious reasons. So, so far so good and if there is a decline, we’re buoyant a little bit from expanding very rapidly the Gomez abilities into Southern Europe and Eastern Europe where there hasn’t been a strong Gomez presence in the past. So, we’re expecting that to pick up a little bit.

<Q – Gary Spivak>: Great, thanks. And just remind me, if the sales force of Vantage and Gomez are going to remain separate, who’s responsible for adVantage?

<A – Bob Paul>: That’s a great question. So, the Vantage folks are selling the Gomez adVantage joint value proposition. Obviously it’s a much larger sales force. It’s a slightly more complex sale and with a direct sales force in place globally it made the most sense. There is some things coming out here in the following quarter, which we believe are going to be very, very exciting opportunities for both sales force to take advantage of the joint capabilities. The naming will change, the solution might change, but right now Gomez, the strategy is, is that they are focused on instead of just being the market leader, they really become the market standard for web performance and the Compuware folks will leverage that to make sure that we are delivering this differentiated value proposition.

<Q – Gary Spivak>: Thanks. And I guess I have a question for Laura. Noticed that license fees recognized from deferred were actually more than what was put into deferred. Can you walk me through that a little bit?

<A – Laura Fournier>: Yes, they were, that for this quarter we were approximately 18 million, I believe, on what we took out of deferred and let me get the exact number for you, 7, it’s a net 10 million out of deferred.

<Q – Gary Spivak>: Right. So what – is that a seasonal thing? Was there something that happened over the past year that would help me explain why that would be in this quarter?

<A – Laura Fournier>: It’s really not a seasonal thing. It depends on what deals that we do during the quarter and on a lot of our mainframe deals are the big drivers there, most of the deferred licensees are in mainframe. And it just depends on the customer, if they’re – and the terms of the deal whether or not it goes into deferred, but there is not really any major driver there.

<Q – Gary Spivak>: Okay. Thank you very much.

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Compuware Corp.	CPWR	Q4 2010 Earnings Call	May 20, 2010
Company▲	Ticker▲	Event Type▲	Date▲

Operator:  And thank you. [Operator Instructions] Our next question comes from the line of David Rudow with Thrivent Financial. Please go ahead.

<Q – David Rudow>: Good afternoon, everyone.

<A – Laura Fournier>: Hi, David.

<A – Bob Paul>: Good afternoon, David.

<A – Lisa Elkin>: Hi, David.

<Q – David Rudow>: Just a question, did you, I probably missed it, but Covisint revenues in the quarter?

<A – Bob Paul>: Yes, they were 10.4.

<Q – David Rudow>: Okay.

<A – Bob Paul>: So flat but the bookings went up pretty significantly.

<Q – David Rudow>: And you would expect that segment to generate, what was the 30% growth?

<A – Bob Paul>: Yes, so they were up 15% in...

<Q – David Rudow>: For the year.

<A – Bob Paul>: Revenue growth this past year.

<Q – David Rudow>: Yes.

<A – Bob Paul>: And we expect to double that. There were a couple of reasons, there were three primary reasons for that David. Number one is we were treading water in the automotive and the manufacturing space at the beginning of the year and that has picked up and the pipeline’s picked up. And the – we have a lot more predictability into that revenue as an entity. So, we’re fairly confident in that number.

The second thing is there are an accelerated catalysts from the federal stimulus funds coming into the healthcare world, which is going to drive some pretty big deals here over the next fiscal year for Covisint. And then finally, we established a brand new referenceable count in a new industry vertical and that existing customer is going to drive more – more revenues, more bookings. But not only that, the bellwether for that industry that doesn’t have anything like it to-date and we’re expecting to be able to announce sort of more formally entrance into that industry sector moving forward.

<Q – David Rudow>: Okay. And then your comment on professional services being up a couple of percentage points. Does that include Covisint in there or does that exclude it?

<A – Bob Paul>: No. It excludes that.

<Q – David Rudow>: Okay, okay. So, ex.

<A – Bob Paul>: Ex-Covisint, the professional services business we’ll see, we’re expecting to see slight increases this fiscal year.

<Q – David Rudow>: Okay, okay. Got it.

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Compuware Corp.	CPWR	Q4 2010 Earnings Call	May 20, 2010
Company▲	Ticker▲	Event Type▲	Date▲

<A – Laura Fournier>: David, those increases will come at the second half of the year primarily though.

<Q – David Rudow>: On the professional service side?

<A – Laura Fournier>: Right.

<Q – David Rudow>: Got it. Okay, okay. And then your number on the maintenance revenues for the year of 425 to 430. I am assuming that does not include Gomez?

<A – Laura Fournier>: I’m sorry. Which number?

<Q – David Rudow>: The 425 to 430 million?

<A – Laura Fournier>: Gomez. I am sorry, no. That 425 to 430 is maintenance. Gomez will be an additional 65 to 75.

<Q – David Rudow>: Okay, 65 to 75 for Gomez. Got it. And any new investments planned for the year? I mean, is there a ramp in sales force or a ramp in R&D during the year and how does that – how do expenses look for Q1 just in terms of total OpEx, flat you said from Q4?

<A – Laura Fournier>: It will be essentially flat from Q4 in Q1 and Q2.

<Q – David Rudow>: Okay. Okay. Okay, got it. And then any change – on the APM side, any change of the competition or who you’re seeing in the field? I mean, it’s a fragmented industry and who do you see coming up behind you as kind of the challenger?

<A – Bob Paul>: Really, really nothing has changed. In the web space, obviously Gomez has done very, very well. The traditional competitors that we’ve had are still there. We’re not seeing anything different. There has been no market reaction to the move that we’ve made. And our expectations are, because we’re investing now for further differentiation in the next six months, even if something does happen here shortly that we don’t know about, we think we’re in pretty good shape to keep that differentiation moving for the at least the balance of this year and beyond. So, when we just got through our Global Sales Kickoff as I alluded to, we’re not really seeing any difference in the traditional competitors that we’ve seen out there before.

<Q – David Rudow>: Okay. And is Peter on the call?

<A – Peter Karmanos, Jr.>: I’m sitting here,

<A – Bob Paul>: He is sitting there.

<Q – David Rudow>: Hi, Peter, how are you doing? Any comments on what you think about the year and kind of the changes that you see that have happened and kind of the recovery in the company?

<A – Peter Karmanos, Jr.>: Well, I’m very pleased with the work everybody has done. I think we’re really as they said positioned to have a bang up year even with the kind of stuff that’s going on in the market and the economy. There was a question about Europe and I think we just spent some time with all the European sales people and their forecasts are exactly where they were when we started to plan the year, so they haven’t seen any substantial change in their business. Our guys have given very conservative numbers. Covisint, Vantage, Gomez are going to be real drivers of growth and I think they’re going to be even better than the numbers they’ve been giving you.

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Compuware Corp.	CPWR	Q4 2010 Earnings Call	May 20, 2010
Company▲	Ticker▲	Event Type▲	Date▲

<Q – David Rudow>: Okay. Okay, great. And then Laura, and what was the currency impact for the quarter and what’s your – given the what, 5 to 8% growth in revenues for fiscal ‘11, what is your assumption around the euro and the pound?

<A – Laura Fournier>: I wish I had a magic ball for the, or crystal ball for the last part. But for the quarter it was about a $10 million positive impact from currency.

<Q – David Rudow>: Okay.

<A – Laura Fournier>: And we are just all crossing our fingers as we go through the next – as we go through this quarter.

<Q – David Rudow>: Okay. But you are not making some assumption on 1.20 for the euro or 1.50 for the pound or anything like that at this point? You are just taking where they are at today?

<A – Laura Fournier>: Exactly.

<Q – David Rudow>: Okay. Okay. All right, good. All right, thank you again and great year.

<A – Laura Fournier>: Thank you.

<A – Bob Paul>: Thanks David.

Operator:  Our next question then is from the line of Mike Latimore with Northland Securities. Please go ahead.

<Q – Mike Latimore>: Yes, good afternoon. On the just on Gomez, I guess a couple of things there. The pricing environment for the Gomez products and services, any change there over the last couple of quarters that you’ve seen?

<A – Bob Paul>: No. In fact there have been some improvements from the pricing in the Gomez area just because of the newer capabilities that they brought out and the additional ability now to populate the Gomez dashboard with behind the firewall performance measurements from our [inaudible] Vantage solution. Also continues a positive trend in the pricing structures for us. So, as you know differentiation will drive the opportunity to add more value to the marketplace and we’re able to reflect that in the pricing.

<Q – Mike Latimore>: Got it. Of the 20.9 million in bookings, roughly how much do you recognize over the next 12 months for that?

<A – Laura Fournier>: 20.9 is for Gomez.

<A – Bob Paul>: Yes. Right.

<Q – Mike Latimore>: Yes.

<A – Laura Fournier>: Well, it’s going to be reflected in the 65 to $75 million of revenue. I couldn’t tell you exactly; it’s recognized over the next 12 month that whole 20.9.

<Q – Mike Latimore>: That whole 20.9, okay.

<A – Bob Paul>: Yes, that bookings number, the way they think about that and calculate that or the commitments number is that it’s anything that’s scheduled to come in, in the next year.

<Q – Mike Latimore>: Got it. Okay.

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Compuware Corp.	CPWR	Q4 2010 Earnings Call	May 20, 2010
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<A – Bob Paul>: All that will be put in.

<Q – Mike Latimore>: And on Covisint, you mentioned a number of drivers this year. I guess the biggest of those three categories, the biggest one is the new healthcare funding that’s coming through here and then if so what kind of visibility do you have in terms of timing of those as well as implementation timeframes on those?

<A – Bob Paul>: Yes, that’s a wonderful question because in early market right, some of these happen very quickly and some of them take time and then you add state government into all those equations and every state seems to have a slightly different strategy as it relates to healthcare IT. What we do know is that the ARRA funds coming in are going to force decisions, number one. But they are also going to force spending. If you don’t spend the money, you lose it and then based upon how fast you spend it, you then have to match it. So, there are some accelerants in there that the federal government’s put in place for state based initiatives and the first largest tranche of that will happen over the next 12 months. The implementation timeframe, I mean we got the State of Minnesota up and running in about three to four weeks with their first use case. In some states there will be a – they’ll want to get a substantial infrastructure build out which could take many, many months before the subscription revenue starts coming in. So, it really is going to vary and it’s hard to model. But nonetheless it’s all good news.

<Q – Mike Latimore>: Okay, got it. As you enter the June quarter here, are you assuming kind of a normal seasonality or is there extraneous factors that make it better or worse I guess from a seasonal standpoint?

<A – Bob Paul>: No, we’re thinking normal seasonality. I mean we typically ramp up as the year goes. Our customers, most of our customers’ fiscal year ends towards the end of the calendar year. And so we do obviously very well in Q3. I think, however, that the changes that we’ve made in the strategy and the overall health of the solutions that we have right now and their position the marketplace, as you’ve seen this past year has led to much more consistency in our performance. And that’s one of the big things that we’re trying to accomplish here is a much greater consistency and predictability in the business model moving forward.

<Q – Mike Latimore>: Okay. And I think you gave an international percent of revenue. Did you have a percent from Europe in the quarter per percent booking?

<A – Laura Fournier>: We didn’t.

<A – Bob Paul>: We didn’t.

<A – Laura Fournier>: I can give you a.

<A – Bob Paul>: I don’t have them.

<A – Laura Fournier>: From a booking perspective or from a revenue perspective? I can give you that.

<Q – Mike Latimore>: Yes, either one, whatever you have.

<A – Laura Fournier>: We’re about 50-50 in terms of North America versus international.

<Q – Mike Latimore>: And what about Europe specifically?

<A – Laura Fournier>: Europe of that 50% would be about.

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Compuware Corp.	CPWR	Q4 2010 Earnings Call	May 20, 2010
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<A – Bob Paul>: 80%.

<A – Laura Fournier>: At least 80, probably closer yes, about 80%.

<Q – Mike Latimore>: Okay. And last question, restructuring costs what – you had about 3 million this quarter. What – do they go away? Do they go down a little bit? What’s your restructuring costs be going forward?

<A – Laura Fournier>: Going forward we really don’t anticipate any additional restructuring charges or any significant plans going forward. That’s kind of the runoff of the plan we had from the previous year and we should be – you shouldn’t see many restructuring charges going forward at all.

<Q – Mike Latimore>: Okay, all right. Thanks.

Operator:  Our next question comes from the line of Gabe Lowy with Mizuho Securities. Please go ahead.

<Q – Gabe Lowy>: Good afternoon all, job well done. All is good.

<A – Bob Paul>: Good afternoon, Gabe.

<Q – Gabe Lowy>: Couple of questions here. You’re going to see where I’m diving here. I don’t know if you want to swim with me. But Bob I’d be interested in fleshing out a little bit more let’s say 18 to 24 months out. How do you see the APM business looking as opposed to how it looked today and the last 18 to 24 months?

<A – Bob Paul>: Right. So, I don’t want to get into too much of the strategy for obvious reasons, competitive reasons primarily, but I will say this. The traditional buying behavior in APM has been around point specific solutions. If I’ve had a network problem, I buy network monitoring tools; server problem, mainframe problem, client problem, web problem, end user problem, you can just go on. And that’s because that has been the extent of the tools available.

When you walk into an organization and you are able to say, listen. You have a business issue where an application has to perform and that application delivers value at the end user, wouldn’t it be great if you had a single dashboard that gave you full visibility across the entire spectrum of that application delivery chain. So, what’s going to happen first in the next 6 to 12 months is that we’re going to build up enough reference ability in enough industry sectors and enough geographies where the – so that the leading bellwether accounts across the world are going to accomplish things that are going to give them a competitive advantage in the marketplace.

Once those reference accounts are in place, we then 18 – 12 to 18 months out, believe that we’ll be in a position to drive sort of to the rest of the world, the pragmatists out there, a low-risk solution that gives them that capability. While all that’s going on, we’re investing heavily in the ability to take the time and some of the science work that goes into making the solution happen, so it’s as we say frictionless as possible. So, to get to the point where you get that inflection point, you need enough critical mass of references, which is a absolute critical goal this year and then you need to have the ability to scale very, very quickly, which if we’re doing everything right, the competition will not be able to do.

So, how do I get the solution in the market quickly as soon as the contract’s signed, deliver immediate value and go, go, go. So, with that we expect the overall category of APM – I don’t have the exact numbers, I should have because we go to conferences and talk about it all the time. But, it is substantial growth expected because of cloud drivers, web drivers and the complexity going into the marketplace, right. Because more complexity means more risk. You got to solve the problem somehow.

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Compuware Corp.	CPWR	Q4 2010 Earnings Call	May 20, 2010
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Number two, if you have a differentiated solution that you can scale very quickly with low risk, that’s a perfect equation for rapid growth. So, without giving you specific numbers in the 18 to 24 month range, we feel really, really comfortable about the strategy moving forward and obviously very excited that we’ll make a difference.

<Q – Gabe Lowy>: Well done, thanks. Just shifting over to the Covisint side, can you peel back one layer just in terms of these different initiatives that are going on out there and who are you seeing in the bidding process, because it’s hard to define clear competitors here.

<A – Bob Paul>: Yes, and that’s typically a characteristic of early market, because the market’s really forming and therefore the correct solutions are forming as we go. Ultimately what’s happening is the healthcare industry needs to have a backbone from which to share lots of applications, lots of information in a highly secured manner at the point of care. I mean, fundamentally that’s what’s going on. So, we see initiatives coming from companies like GE, which is great, right. It validates the marketplace. There are application-specific companies like Medicity and ExcelADO, which we think they are great companies that can plug into our backbone. And then you are not going move too far without seeing Perot have some initiatives, Dell Perot have some initiatives and certainly IBM markets to some specific projects that they have going on.

So, over the next year what will happen, and actually it’s more like the next 2 to 3 years. What will happen is, as you’re seeing in the cloud market, these categories will get much better definition. So, you’ll have backbone capabilities, you’ll have specific use case solutions, all being partially funded by federal initiatives and then sustainable projects from major health systems, state governments and major physicians groups and also the insurer, the administrators. So, as that occurs, as the categories get better defined, the buying will then pick up. So, the big projects will start early because of the federal stimulus funding, right. Those will get going. Categories and the players will be much better defined in the next 12 to 24 months. And then once various constituents in the healthcare continuum understand those categories, they can then pick and choose from the available contenders and that’s when you will see the real ramp in IT spend in the healthcare marketplace. I am not sure if that answered your question, but that basically what’s going on.

<Q – Gabe Lowy>: That’s helpful. I will take the more strategic stuff offline. Two easy ones for Laura. One is, I didn’t catch how much Gomez contributed to deferred this past quarter. And if you have, Laura, the breakdown on the stock compensation components?

<A – Laura Fournier>: On the stock compensation?

<Q – Gabe Lowy>: Yes.

<A – Laura Fournier>: We do have that for you. In Q4, we had $4.8 million of stock option expense. For the year it was 17.4 million. And then your first question was on?

<A – Bob Paul>: Gomez deferred.

<Q – Gabe Lowy>: Gomez to defer.

<A – Laura Fournier>: Do you have? We have not given out that number, but I can get that for you.

<Q – Gabe Lowy>: Okay.

<A – Laura Fournier>: I’ll get that for you tonight.

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Compuware Corp.	CPWR	Q4 2010 Earnings Call	May 20, 2010
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<Q – Gabe Lowy>: I appreciate it. Thank you very much and continued success.

Operator:  Next we have a follow-up question from Kirk Materne with Rafferty Capital Markets. Please go ahead.

<Q – Kirk Materne>: Sorry, just one last quick follow-up. Bob, can you just talk about sort of your expectations for mainframe in fiscal ‘11? It seems like it’s bottomed out a little bit over the last couple of quarters and stabilized. I know IBM will be launching their new platform in the back half of this calendar year. Just trying to get a sense on your general expectations more sort of stabilization, possibility for growth. I’m just trying to figure out how you guys are sort of baking that part into your thought process. Thanks.

<A – Bob Paul>: Yes, no, very, very good question Kirk. I’m actually fairly pleased with the mainframe performance because more and more there are not a lot, if any, of sort of the capacity deals that used to come in. And the work that’s been going on over the last two years has really helped us stave off competitive pressures because of the requirement to build ROI use cases, value proposition studies with our customers. And so, as operating budgets were basically locked down during the recession, the mainframe numbers that you’re seeing have really been driven from I think better salesmanship from our group overall, not just sales but obviously the supporting mechanisms in place. And that really means competitors coming in, are we providing value, how do we differentiate it and making sure that we have a strong relationship and a seat at the table.

So, those things have gone well and obviously could have gone a lot worse if we hadn’t done those things over the last 12 to 24 months. Having said that, the recession did occur and as we saw, I think it was a 19% decline in MIPS shipment this last quarter from IBM, there has been a cooling-off a little bit of the mainframe marketplace. I am not – I don’t know enough to predict whether the new mainframe series coming out in we think September timeframe is going to release some of this pent-up demand. Because we’re being somewhat conservative, we didn’t build that into our model. That would all be very positive news for us.

And then also a potential upside of some of these new partner relationships that we’ve established in the mainframe business that we’ve not traditionally had, those kinds of things will make us I think a little more – a little higher presence in the marketplace. So, basically flat is the guidance. If there is new demand coming in through these new mainframe series, that’s going to be a positive trend for us.

<Q – Kirk Materne>: Right. Thanks a lot.

<A – Bob Paul>: Sure thing.

Operator:  Ladies and gentlemen, we’ll now conclude the question-and-answer portion of today’s conference call. I’d like to turn the call back over to Lisa Elkin.

Lisa Elkin, Vice President, Investor Relations and Communications

Thank you. At this time ladies and gentlemen, we will adjourn this conference call. Thank you very much for your time and interest in Compuware and we hope you have a pleasant evening.

Operator:  And ladies and gentlemen, today’s conference call is being made available for replay starting today at 7:00 P.M. in the Eastern Time Zone for one week until Thursday, May 27, 2010. You can access our service by dialing 800-475-6701, or internationally at 320-365-3844, and at the voice prompt enter the access code for today’s conference, 147899. Those numbers once again, 800-475-6701 or 320-365-3844, and again the access code is 147899.

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Compuware Corp.	CPWR	Q4 2010 Earnings Call	May 20, 2010
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That does then conclude our conference call for this afternoon. Thank you for your participation. You may now disconnect.

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